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                                                                EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
ChemFirst Inc.:


We consent to incorporation by reference in the registration statement (No. 333-18691) on Form S-8 of ChemFirst Inc. of our report dated June 18, 1999 relating to the financial statements and supplemental schedules of ChemFirst Inc. 401(k) Savings and Employee Stock Ownership Plan as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997, six months ended December 31, 1996, and year ended June 30, 1996, which report appears in the December 31, 1998 annual report on Form 11-K of ChemFirst Inc. 401(k) Savings and Employee Stock Ownership Plan.

                                             /s/ KPMG PEAT MARWICK LLP

                                                 KPMG Peat Marwick LLP

Jackson, Mississippi
June 28, 1999